Exhibit 10.25
Program Year 2014
Bonus Conversion Program
Summary of Program Terms
Program Objectives

•To increase the opportunity for employee ownership of Stericycle stock
•To provide an alternative means of deferring the tax obligation on incentive compensation
Program Overview
The Bonus Conversion Program provides you with an opportunity to defer current taxation into the future and to increase your ownership of Stericycle stock. This Program allows you to receive a vested Stericycle non-qualified stock option in lieu of all or a portion of any annual, quarterly or monthly cash bonus that Stericycle otherwise would pay you.
If you elect to participate for the 2014 Program Year, you will receive a vested option during the first quarter of 2014 to purchase $4.00 or more worth of Stericycle stock for every $1 of your annual bonus, quarterly bonuses or monthly bonuses for 2013 that you elected to forgo. The number of option shares will be equal to (a) 4 times the amount that you elected to forgo divided by (b) the average closing price of Stericycle stock during 2013. The exercise price per share of the option will be the closing price of the stock on the date of the option grant. For example, if under this Program you elect to forgo $5,000 of your annual bonus for 2013, you will receive a vested option to purchase, at the option exercise price, a number of shares equal to $20,000 divided by the average closing price of Stericycle stock during 2013 (or, if lower, the closing price on the date of the option grant).
The Bonus Conversion Program provides participants with an excellent opportunity to accumulate wealth if Stericycle stock performs well. A stock investment includes a potential for significant gain as well as an investment risk. The Bonus Conversion Program is designed to provide a $4-for-$1 or greater replacement ratio or premium for risk because if you participate you will be trading certain cash for uncertain investment gain. With the $4-for-$1 or greater replacement ratio, your potential for gain depends on whether Stericycle stock performs well. However, your risk is that Stericycle stock may not appreciate and you may not recover the amount of your cash bonus given up or match the earnings you could have received under an alternative investment.
Enrollment
THE ENCLOSED ELECTION FORM MUST BE COMPLETED AND RETURNED AS INDICATED ON THE FORM. THIS FORM MUST BE COMPLETED AND RETURNED EVEN IF YOU ELECT NOT TO PARTICIPATE. YOUR PARTICIPATION IN THE PROGRAM IS NOT A STERICYCLE PROMISE THAT YOU WILL RECEIVE A BONUS OF ANY PARTICULAR AMOUNT OR ANY BONUS AT ALL. YOUR ELECTION TO PARTICIPATE IS SUBJECT TO APPROVAL OF THE BONUS CONVERSION PROGRAM FOR THE 2014 PROGRAM YEAR.
Program Design

•	Participants may elect to convert up to 100% of their annual, quarterly or monthly cash bonuses for 2013 (if any) (minimum of $1,000 in the aggregate) into a Stericycle non-qualified stock option.

•	Eligibility: Grade level S11 and above as approved by the Board of Directors.

•	Replacement ratio, or premium for risk, is $4 for options to purchase Stericycle stock for every $1 of cash bonus forgone.

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The number of option shares will be equal to (a) 4 times the amount that a participant elected to forgo divided by (b) the average closing price of Stericycle stock during 2013 (or, if lower, the closing price on the date of the option grant). The exercise price per share of the option will be the closing price of Stericycle stock on the date of the option grant.

•	In the case of quarterly bonuses, the dollar amount or percentage that a participant elects to convert will apply to each of the participant's quarterly bonuses for 2013.

•	In the case of monthly bonuses:

•	Deductions for monthly dollar amount elections will only be made to the extent that a bonus is earned in any given month, and will not be “caught up” in later months.

•	If you elect a specific annual dollar amount of your total bonus, although paid on a monthly basis, you will not receive a cash payout until you have reached your full election amount.

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If a participant’s employment terminates before receiving a stock option for his or her converted bonus or bonuses, the participant’s election will be canceled as of his or her termination date and all amounts previously withheld will be paid in cash.

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Participants forgo all or a portion of their cash bonuses (before any withholding that would have been taken out) in order to receive stock options. Generally, a participant will be taxed at ordinary income rates on the option gain upon exercise of the stock option. Upon sale of the shares, any additional gain or loss will be taxed as short-term or long-term capital gain or loss depending on the holding period of the stock for tax law purposes.

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An election to participate in this Program must be made by the election deadline to avoid constructive receipt and securities law restrictions. An election is irrevocable and cannot be changed by the participant after the election deadline. New employees who start after December 31, 2013, will not be eligible to participate in the Bonus Conversion Program for 2014.

•	Participants vest in the stock options immediately.

•	Option term: 8 years – participants have 8 years from date of grant to exercise options.

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In the event of death, disability, resignation, retirement, or other termination of employment (other than termination for cause), the stock option remains exercisable until the end of the 8-year option term.

Any stock options you elect to receive will be issued under any available Stericycle Stock Option Plan and the terms of that Plan and the related Option Agreement will apply to your stock option.

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